Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into on June 22, 2014 (the “Agreement Date”), by and between ValueVision Media, Inc., a Minnesota corporation (the “Company”), and Keith R. Stewart (“Executive”).  The Company and Executive may be referred to individually, as a “Party” and collectively, as the “Parties”.

WHEREAS, the Company is a multichannel electronic retailer which currently operates under the ShopHQ brand; and

WHEREAS, Executive serves as Chief Executive Officer for the Company pursuant to the terms and conditions of the Second Amended and Restated Employment Agreement dated April 1, 2014 (the “Employment Agreement”), by and between Executive and the Company; and

WHEREAS, at the Company’s request, Executive has, subject to the terms of this Agreement, tendered his resignation from the Company and from the Board of Directors of the Company (the “Board”), and the Company and the Board have accepted Executive’s resignation, effective immediately; and

WHEREAS, the Company and Executive agree that Executive’s separation from the Company is as a result of an “Event,” as defined in Section 1(k)(ii) of the Employment Agreement, and for reasons other than “Cause,” as defined in Section 1(g) of the Employment Agreement; and

WHEREAS, the Parties desire to amicably resolve any dispute arising out of Executive’s employment and resignation thereof, with the understanding that such resolution shall not constitute evidence of or be an admission of wrongful conduct, liability, or fault on the part of Executive or the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.           Resignation of Employment.

Executive hereby resigns effective immediately from his position as Chief Executive Officer, as an employee, as a member of the Board, and all other titles, positions and appointments Executive may hold with the Company or any of its subsidiaries or affiliates (the “Resignation Date”).  The Company shall promptly pay to Executive all accrued, but unpaid Base Salary, vacation and other accrued amounts, as well as all outstanding expense reimbursements in accordance with the Employment Agreement and consistent with the Company’s normal expense reimbursement policies.

2.           Severance Pay and Benefits.  In return for the execution of this Agreement and Executive honoring all of the terms and conditions of this Agreement, the Company shall provide to Executive the following Severance Pay and Benefits:

(a)           Severance Pay of $1,427,108.00, which is two (2) times Executive’s annual Base Salary of $713,554.00 (the “Severance Pay”).  The Company shall issue this Severance Pay in a lump sum, less applicable withholdings, on the first business day following expiration of all applicable rescission periods provided Executive has complied with the requirements of Section 2(e).

(b)           Severance Bonus Pay of $1,070,331.00, which is two (2) times Executive’s target annual incentive bonus actual payment of 75% of Executive’s annual Base Salary (the “Severance Bonus Pay”).  The Company shall issue this Severance Bonus Pay to Executive in a lump sum payment, less applicable withholdings, on the first business day following expiration of all applicable rescission periods provided Executive has complied with the requirements of Section 2(e).

(c)           Provided Executive elects continuation coverage pursuant to COBRA or similar state laws and timely completes and returns to the Company the documents and payments required for such election, the Company shall continue to provide to Executive and his dependents (as applicable) for a period of twenty-four (24) consecutive months after the Resignation Date, group health, dental and life insurance benefits (the “Severance Benefits”) to the extent that such benefits were in effect for Executive and his family as of the Resignation Date, subject to Executive’s timely payment of his share of the applicable premiums at the same rate (if any) he was paying prior to the Resignation Date.

(d)           Notwithstanding any provision to the contrary set forth in the ValueVision Media, Inc. 2011 Omnibus Incentive Plan, as amended (the “Plan”), the Company agrees that:

(i)
In November 2013, Executive was granted 59,500 shares of Restricted Stock and, pursuant to Section 13(d)(x) of the Employment Agreement, these restrictions shall lapse immediately provided Executive has complied with the requirements of Section 2(e); and

(ii)
In November 2013, Executive was awarded 119,000 stock options and, pursuant to Section 13(d)(y) of the Employment Agreement, these stock options shall vest and immediately become exercisable in full provided Executive has complied with the requirements of Section 2(e).

The acceleration and vesting under this Section 2(d) shall be collectively referred to as the “Acceleration Benefits”.

(e)           Notwithstanding the foregoing provisions of this Section 2, the Company shall not be obligated to provide to Executive any Severance Pay, Severance Bonus Pay, Severance Benefits or Acceleration Benefits under this Section 2 unless (i) Executive signs and delivers the Release of Claims in favor of the Company as set forth in Exhibit A attached hereto; (ii) Executive has not revoked the Release of Claims; (iii) the rescission periods provided by law have expired; and (iv) Executive is in substantial compliance with the material terms of this Agreement and the Employment Agreement as of the dates of the payments.  The Parties agree that Executive, through his counsel, received this Agreement and Release of Claims on June 21, 2014, and any requested changes or modifications by Executive shall not extend the 21 day consideration period referenced in Section 5(b) of the Release of Claims attached as Exhibit A.

(f)           If Executive is in material breach of any covenant in Sections 6, 7, 8, or 9 of the Employment Agreement, then, in addition to other available remedies provided in the Employment Agreement or under applicable law, Executive shall cease to be eligible for the Severance Pay, Severance Bonus Pay, Severance Benefits and Acceleration Benefits under this Section 2 and, upon the Company’s written request, must promptly repay to the Company any Severance Pay, Severance Bonus Pay, Severance Benefits and/or Acceleration Benefits previously received under this Section 2.  Notwithstanding and without limiting the foregoing, Executive shall retain $5,000.00 of the Severance Pay previously paid to Executive as good and valuable consideration for Executive’s execution of the  Release of Claims in favor of the Company as set forth in Exhibit A attached hereto.

(g)           Executive acknowledges and agrees that Executive is considered a “specified employee” within the meaning of Section 409A as of the Resignation Date.  As a result, notwithstanding the foregoing, the payment of any amounts under this Section 2 that is considered deferred compensation subject to 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Section 409A(a)(2)(B)(i) of the Code, for six (6) months after the Resignation Date or, if earlier, Executive’s death (the “409A Deferral Period”).  To the fullest extent permissible under 409A, the Company shall make any payments to Executive under this Section 2 prior to expiration of  the 409A Deferral Period.  Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the date after the 409A Deferral Period expires, and the balance of any payments shall be made as described herein.
3.           Limitation on Parachute Payments.

(a)           Notwithstanding any provision to the contrary set forth in this Agreement, or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 3, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(b)           The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c)           Any determination required under this Section 3(c) shall be made in writing in good faith by an accounting firm selected by the Company, which is reasonably acceptable to Executive and whose consent shall not be unreasonably withheld (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as required by the Company or Executive.  The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3(c).  The Company shall be responsible for all fees and expenses of the Accountants.

(d)           It is possible that after the determinations and selections made pursuant to this Section 3 Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 3 (“Overpayment”) or less than the amount provided under this Section 3 (“Underpayment”).

(i)
In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company.

(ii)
In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive.

4.           Non-Disparagement.

(a)           Executive’s Obligations.  Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 4(a) shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

(b)           Company Obligations.  The Company has instructed the following individuals to refrain from making any statements, written or oral, on behalf of the Company, which would malign, defame or disparage the reputation or character of Executive:  Named Executive Officers, as listed in the Company’s most recent proxy statement and as of the Agreement Date, and members of the Company’s Board of Directors as of the Agreement Date.  None of the provisions set forth in this Section 4(b) shall be construed to limit or restrict the

Company from taking any action that the Company in good faith reasonably believes is necessary to fulfill the Company’s obligations owed to its shareholders, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

5.           Continued Obligations.

Following the Resignation Date, Executive shall continue to adhere to the terms and conditions set forth in Section 8 (Restrictive Covenants), Section 9 (Patents, Copyrights and Related Materials), and Section 15 (Other Post-Termination Obligations) of the Employment Agreement.  Executive agrees that such terms and conditions are reasonable and necessary to protect the legitimate interests of the Company and that any violation of these sections of the Employment Agreement by Executive may cause substantial and irreparable harm to the Company.  Executive agrees that the Company may seek any Remedies set forth in Section 10 of the Employment Agreement should Executive violate Section 8, Section 9 or Section 15 of the Employment Agreement and/or Section 4.  The Parties specifically agree that Section 8, Section 9, Section 10 and Section 15 of the Employment Agreement are incorporated hereto by reference and integrated herein.

6.           Miscellaneous.

(a)           Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in this Agreement and the sections of the Employment Agreement integrated into this Agreement.  For the sake of clarity, references to “Section(s)” herein without more shall refer to the Sections of this Agreement; references to sections of the Employment Agreement, including those integrated into this agreement, include a reference to the Employment Agreement.

(b)           Tax Matters. Executive acknowledges that the Company shall deduct from any compensation payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.

(c)           Public Announcement. The Company shall give Executive a reasonable opportunity to review and comment on any public announcement relating to this Agreement.

(d)           Company Approvals.  The Company represents and warrants to Executive that it (and to the extent required, the Board) has taken all corporate action necessary to authorize this Agreement.

(e)           No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer.

(f)           Enforcement.  If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to the rate of interest charged from time to time by the Company’s principal revolving credit lender, or if there is no principal revolving credit lender, the prime commercial lending rate announced by Wells Fargo Bank (or its successor) as in effect from time to time; but in no event more than the highest legally permissible interest rate permitted for this Agreement by applicable law. In the event of any proceeding, arbitration or litigation for breach of this Agreement, the prevailing party shall be entitled to recover his or its reasonable costs and attorney’s fees.

(g)           Beneficiary.  If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(h)           Governing Law.  All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(i)           Jurisdiction; Venue.  Because (i) the Company is a Minnesota corporation based in Hennepin County, Minnesota, (ii) its significant contracts are governed by Minnesota law, and (iii) it is mutually agreed that it is in the best interests of Company customers, vendors, suppliers and employees that a uniform body of law consistently interpreted be applied to the relationships that the Company has with other such persons and entities, this Agreement is deemed entered into in the State of Minnesota between the Company and Executive.  The Hennepin County District Court or the United States District Court for the District of Minnesota will have exclusive jurisdiction and venue over any disputes between the Company and Executive in any action arising out of or related to either Executive’s or the Company’s obligations under this Agreement.  Executive and the Company consent to jurisdiction of those courts and hereby waive any defense of lack of personal jurisdiction or forum non conveniens.

(j)           Entire Agreement.  Except as otherwise provided herein, this Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including the Employment Agreement, with the exception of those sections of the Employment Agreement that have been integrated pursuant to Section 5, and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(k)           Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(l)           No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(m)           Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock. No such assignment without the written consent of Executive shall discharge the Company from liability hereunder, and such assignee jointly and severally with the Company shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 6(m).

(n)           Separate Representation.  Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement. The Company shall promptly reimburse Executive for reasonable attorneys’ fees and costs incurred by Executive in obtaining legal advice in connection with the negotiation and execution of this Agreement, upon receipt by the Company of appropriate documentation of such fees and costs.

(o)           Notices.  Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:

ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, MN  55344-3433
Attention:  General Counsel

and to:

ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, MN  55344-3433
Attention:  Board of Directors

If to Executive:

Keith R. Stewart
20305 Lakeview Avenue
Deephaven, MN  55331

or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

(p)           Counterparts.  This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(q)           Severability.  Subject to Section 5, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(r)           Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

[Signature page immediately following]

IN WITNESS WHEREOF, Executive and the Company have executed this Transition and Separation Agreement as of the Agreement Date.

VALUEVISION MEDIA, INC.

By	/s/ Teresa Dery
Teresa Dery
Senior Vice President and General Counsel

/s/ Keith R. Stewart
KEITH R. STEWART

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made and entered into by and between ValueVision Media, Inc. (the “Company”) and Keith R. Stewart (the “Executive”).

BACKGROUND

A.           The Company and Executive are parties to a Separation Agreement, dated June 22, 2014, that, among its terms, provides that the Company will pay Executive certain individually tailored severance benefits (the “Severance”) upon the termination of Executive’s employment under certain circumstances (the “Separation Agreement”).

B.            Under the Separation Agreement, the Company is not obligated to pay the Severance unless Executive has signed a release of claims in favor of the Company.  The parties intend this Agreement to be that release of claims.

NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1.           Company’s Obligations.  In return for “Executive’s Obligations” (as defined in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Company will pay to Executive the Severance.

2.           Executive’s Obligations.  In return for the Company’s Obligations in Section 1 above, Executive knowingly and voluntarily agrees to the following:

(a)           Executive hereby fully, finally and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal and equitable claims against the Company that Executive has through the date on which Executive signs this Agreement.  This full and final release, waiver, and discharge extends to all and each of every legal and equitable claim(s) of any kind or nature whatsoever including, without limitation, the following:

(i)            All claims that Executive has now, whether Executive now knows about or suspects such claims;

(ii)           All claims for attorney’s fees;

(iii)           All rights and claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and discrimination and retaliation claims of any kind or nature whatsoever under federal, state, or local law, including, for example, claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act (“ADA”), and the Minnesota Human Rights Act (“MHRA”);

(iv)           All claims arising out of Executive’s employment and Executive’s separation from employment with the Company including, for example, any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;

(v)           All claims for any other compensation, including vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, grants of stock, and stock options;

(vi)           All claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”); and

(vii)           All claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Company.

(b)           Executive will not commence any civil actions against the Company except as necessary to enforce its obligations under this Agreement.  The Severance that Executive is receiving in this Agreement has a value that is greater than anything to which Executive is entitled.  Other than what Executive is receiving in this Agreement, the Company owes Executive nothing else in return for Executive’s Obligations.

(c)           The Parties agree that this Section 2 does not prohibit Executive from enforcing the terms and obligations imposed upon the Company under the Separation Agreement should the Company be in breach of said Separation Agreement.

3.           Certain Definitions.  For purposes of Section 2, “Executive” means Keith R. Stewart and any person or entity that has or obtains any legal rights or claims through Keith R. Stewart.  Further, the “Company” means ValueVision Media, Inc.; and any parent, subsidiary, and affiliated organization or entity in the present or past related to ValueVision Media, Inc.; and past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of ValueVision Media, Inc.

4.           Other Provisions.

(a)           The Company has paid or will pay Executive in full for all reimbursable business expenses, earned annualized salary, bonus pay, and any other earnings through the last day of Executive’s employment.

(b)           This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

(c)           Nothing in this Agreement affects Executive’s rights in any benefit plan or program in which Executive was a participant while employed by the Company.  The terms of such plans and programs control Executive’s rights.

(d)           The Company will indemnify Executive as permitted by and pursuant to any agreement or policy that the Company has adopted relating to indemnification of directors, officers, and employees; and as permitted by and pursuant to any provision of the Company’s articles or by-laws relating to such indemnification.

(e)           Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents.

(f)           The Company agrees to maintain directors and/or officers liability insurance covering Executive in amount, form and substance comparable to the policy in effect on the date hereof for a period of three (3) years following the date hereof.

5.           Executive’s Rights to Counsel, Consider, Revoke and Rescind.

(a)           The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b)           Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement.  Executive agrees that he was provided this Agreement on June 21, 2014 for consideration.  If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired.

(c)           Executive understands that Executive may rescind Executive’s waiver of discrimination claims under the MHRA within 15 calendar days after the date on which Executive signs this Agreement.  To rescind this waiver, Executive must put the rescission in writing and deliver it to the Company by hand or mail within the 15-day period.  If Executive delivers the rescission by mail it must be:  (i) Postmarked within 15 calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o Teresa Dery, 6740 Shady Oak Road, Eden Prairie, MN  Minneapolis, MN 55344-3433; and (iii) sent by certified mail return receipt requested.

If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, this Agreement will be null and void.

6.  Non-Admission.  The Company and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied.  Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct whatsoever.  If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.

7.  No Oral Modification or Waiver.  This Agreement may not be changed orally.  No breach of any provision hereof can be waived by either party unless in writing.  Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8.  Governing Law.  This Agreement will be governed by the substantive laws of the State of Minnesota without regard to conflicts of law principles.

9.  Forum Selection-Jurisdiction and Venue.  Any disputes arising out of or related to this Agreement or any breach or alleged breach hereof shall be exclusively decided by the Hennepin County District Court in Minnesota.  Executive hereby irrevocably consents to the personal jurisdiction of this court in connection with any dispute related to this Agreement, and he expressly waives any defense of inconvenient forum.  He further waives any bond, surety, or other security that might be required of the Company with respect to any such dispute.

10.  Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

11.  Blue Pencil Doctrine.  In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected.  To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable.  The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.

12.  Agreement Freely Entered Into.  Executive and the Company have voluntarily and free from coercion entered into this Agreement.  Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution.  In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents or attorneys except as set forth in this Agreement.  Both parties agree to abide by this Agreement.

Dated
Keith R. Stewart

Dated	ValueVision Media, Inc.

By
Its